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                                                                      EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT



         GeoWaste Acquisition Corp.  (Delaware)

         GeoWaste of FL, Inc.  (Delaware)

         GeoWaste of GA, Inc.  (Georgia)

         Low Brook Development, Inc.  (Delaware)